UNANIMOUS WRITTEN CONSENT IN LIEU OF A MEETING
OF THE TRUSTEES OF
SATURNA INVESTMENT TRUST

Sextant Short-Term Bond Fund
Sextant Bond Income Fund
Sextant Global High Income Fund
Saturna Sustainable Equity Fund
Saturna Sustainable Bond Fund

November 15, 2022

Having waived notice, the undersigned, being the Trustees of Saturna Investment Trust (the "Trust") and the series thereof listed above, upon due consideration and consultation, do hereby approve, adopt and consent to the following resolution as the act of the Board of Trustees of the Trust, which shall for all purposes be treated as a vote at a meeting pursuant to applicable provisions of the laws of the State of Washington, Article IV, Section 8 of the Trust's Declaration of Trust, and Article III, Section 11 of the Trust's Bylaws:

WHEREAS, Saturna Capital Corporation, the Trust's investment adviser, currently has agreed to waive fees and/or reimburse expenses to limit the Funds' annual net operating expenses, excluding brokerage commissions, interest, taxes, and extraordinary expenses, to the annual total net operating expense ratios shown in the following table (the "Fee Waiver"):

Fund	Annual Total Net Operating Expenses
Short Term Bond Fund	0.60%
Bond Income Fund	0.65%
Global High Income Fund	0.75%
Saturna Sustainable Equity Fund	0.75%
Saturna Sustainable Bond Fund	0.65%

WHEREAS, Saturna Capital Corporation proposes that the Fee Wavier continue from March 31, 2022 though March 31, 2024.

WHEREAS, The current Fee Wavier may be changed or terminated only with approval of the Board of Trustees.

Be it therefore:

RESOLVED, that the Expense Limitation and Fee Waiver Agreement, as presented in the Exhibit A to this consent, which is to remain in effect through March 31, 2024, be, and hereby is, approved; and be it

FURTHER RESOLVED, that the officers of Saturna Investment Trust are authorized to take any and all action which they may deem necessary or desirable to carry out the purposes and intent of the foregoing resolution.

Adoption of the foregoing resolution as the act of the Board of Trustees shall be effective as of the date that all of the signatures of the Trustees set forth below have been received.

Signature	Title	Date
/s/ Jane K. Carten Jane K. Carten	President, Trustee	November 15, 2022
/s/ Marina Adshade Marina Adshade	Trustee	November 15, 2022
/s/ Ronald H. Fielding Ronald H. Fielding	Trustee	November 17, 2022
/s/ Gary A. Goldfogel Gary A. Goldfogel	Trustee	November 17, 2022
/s/ James V. McKinney James V. McKinney	Trustee	November 18, 2022
/s/ Sarah E.D. Rothenbuhler Sarah E.D. Rothenbuhler	Trustee	November 15, 2022

Exhibit A

Expense Limitation and Fee Waiver Agreement

To:	Board of Trustees of Saturna Investment Trust
From:	Saturna Capital Corporation
Date:	November 15, 2022

Saturna Capital Corporation will continue to subsidize certain Sextant Funds and the Sustainable Funds by waiving Saturna's management fee and, to the extent necessary, reimburse expenses, to limit the total net annual operating expenses (excluding taxes, commissions, and extraordinary expenses) of each Fund listed below, through March 31, 2024, as listed in the table below.

Fund	Annual Total Net Operating Expenses
Short Term Bond Fund	0.60%
Bond Income Fund	0.65%
Global High Income Fund	0.75%
Saturna Sustainable Equity Fund	0.75%
Saturna Sustainable Bond Fund	0.65%

The undertakings described above may be canceled with respect to any of these Funds only with the consent of the Board of Trustees or the termination of the management contract of any such Fund with the Adviser.

SATURNA INVESTMENT TRUST By: /s/ Jane K. Carten Name: Jane K. Carten Title: President	SATURNA CAPITAL CORPORATION By: /s/ Jane K. Carten Name: Jane K. Carten Title: President